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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 819-4200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Tuesday, February 3, 2015 at Chase Corporation's Global Operations Center, 295 University Avenue, Westwood, Massachusetts 02090 for the following purposes:

  (1)
  To elect nine members of the Board of Directors of the corporation, each to serve until the 2016 annual meeting of shareholders or until his or her successor is duly elected and qualified;

  (2)
  To conduct a non-binding advisory vote on the compensation of our named executive officers

  (3)
  To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2015; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Only shareholders of record on the books of Chase Corporation at the close of business on November 28, 2014 are entitled to notice of and to vote at the meeting.

        The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES Corporate Secretary

December 19, 2014

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

 CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 819-4200

PROXY STATEMENT
December 19, 2014

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on February 3, 2015 at 9:30 a.m., and at any adjournment thereof (the "Meeting"). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

        The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the approval, on an advisory and non-binding basis, of the compensation of the Company's named executive officers, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

        On November 28, 2014, there were 9,129,427 outstanding shares of the Company's common stock, $0.10 par value per share, which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 28, 2014 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of common stock registered in his or her name on the record date.

        A majority in interest of the Company's common stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority, abstentions, and broker non-votes will be counted as present at the Meeting for purposes of determining the existence of a quorum at the Meeting. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

        The approximate date on which this proxy statement and accompanying proxy card will be first sent or given to shareholders is December 26, 2014. The Company's annual report for the fiscal year ended August 31, 2014 will be sent to shareholders on the same date.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 3, 2015:

        The Notice of Annual Meeting of Shareholders, this proxy statement, and the Company's annual report to shareholders are available at https://materials.proxyvote.com/16150R.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's common stock as of November 28, 2014 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and executive officers as a group.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares
Edward L. Chase Revocable Trust(d) 39 Nichols Road Cohasset, MA 02025	882,512	—	882,512	9.67%
FMR LLC(e) 82 Devonshire Street Boston, MA 02109	905,026	—	905,026	9.91%
Royce & Associates, LLC(f) 1414 Avenue of the Americas New York, NY 10019	773,974	—	773,974	8.48%
Peter R. Chase 26 Summer Street Bridgewater, MA 02324	1,077,306	97,634	1,174,940	12.73%
Adam P. Chase(g)	235,077	194,970	430,047	4.61%
Kenneth L. Dumas(h)	56,853	29,038	85,891	*
Kenneth J. Feroldi(i)	2,683	—	2,683	*
Mary Claire Chase	5,460	—	5,460	*
Everett Chadwick, Jr.(j)	1,200	—	1,200	*
John H. Derby III(j)	—	—	—	*
Lewis P. Gack	9,615	—	9,615	*
George M. Hughes	6,782	—	6,782	*
Ronald Levy	23,362	—	23,362	*
Thomas Wroe, Jr.	9,776	—	9,776	*
All executive officers and directors as a group (10 persons)	1,371,261	292,604	1,663,865	17.66%

*
Less than one percent

(a)
Excludes shares that may be acquired through stock option exercises.

(b)
Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 28, 2014. Excludes shares underlying stock options that have not vested and will not vest within such 60-day period.

(c)
The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated.

(d)
These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares. The trustees of the trust are Andrew Chase, Claire Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025.

(e)
These shares are deemed to be beneficially owned by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, a registered investment company, each of which has sole investment power over the shares. Ownership by Fidelity Low Priced Stock Fund amounted to 904,986 shares. This information is based upon the Schedule 13G/A filed on February 14, 2014 by FMR LLC.

(f)
These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 7, 2014 by Royce & Associates, LLC.

(g)
Of the total shares beneficially owned, 41,848 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount, 5,070 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(h)
Mr. Dumas served as Chief Financial Officer & Treasurer through September 1, 2014.

(i)
Mr. Feroldi was appointed Treasurer & Chief Financial Officer at the beginning of our fiscal year 2015.

(j)
Nominated as a director for election at the Meeting.

Certain Transactions

        Consistent with the requirements of the NYSE MKT, the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a "related person" within the scope of the SEC's rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis, although no such committee was used during the 2014 fiscal year. The Company does not have a written policy relating to such review.

        Other than as described above, and other than the compensation and severance arrangements with the Company's named executive officers and the director compensation arrangements described in "Executive Officer and Director Compensation," the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company's common stock, any of its executive officers, directors, director nominees or the immediate family members of any of them, has or will have a direct or indirect material interest.

 Compensation Committee Interlocks and Insider Participation

        The current members of the committee are Messrs. Levy (Chairman), Wroe and Gack. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Management Development Committee.

 PROPOSAL 1
ELECTION OF DIRECTORS

        Nine directors are to be elected at the Meeting. The Board of Directors recommends that the nine nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

        As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Nominees

        The following table contains certain information about the nominees for director, as of the record date, including their business experience, qualifications, and other directorships. In addition to the qualifications and other attributes presented below, the Company also believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors. All of the directors' present terms expire in 2015. Seven of the nominees below are current standing directors of the Company. Messrs. Chadwick and Derby are new director nominees, who were recommended as candidates for director by our Chairman and Chief Executive Officer.

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
Adam P. Chase	42	President of the Company since January 2008, Chief Operating Officer of the Company since February 2007, and Vice President Operations from February 2006 through February 2007.	2010

Adam Chase has over sixteen years' experience at Chase Corporation in various capacities including finance and operations as well as eight years as an executive officer of the Company. His background in the day to day management of sales and operations as well as his present-day perspective gives him insight into the critical components that will help grow the Company.

Peter R. Chase	66	Chairman of the Board of the Company since February 2007. Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since

In 1988 Peter Chase was named an executive officer of the Company, and has more than 40 years' experience in various positions since starting with Chase Corporation. He has extensive knowledge of both the day to day operations of the Company and its strategic vision. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.

Mary Claire Chase	59	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005

Mary Claire Chase has an extensive background in human resources. Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans.

Lewis P. Gack	70	Principal of LPG Consulting, an accounting and business consulting firm. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002

Mr. Gack offers financial, accounting and legal experience as well as executive experience to the Board. He has a background in public accounting in addition to operations and management expertise including a focus on inventory management and distribution.

George M. Hughes	75	Founder and Principal of the law firm, Hughes & Associates since May 1996.	1984

Mr. Hughes is a business lawyer and has been a director of the Company for 30 years. The Board believes that his legal background, together with his extensive knowledge of the Company's operations and history, offer a valuable contribution to the Board, particularly on matters relating to corporate governance, board oversight, and strategic acquisitions.

Ronald Levy	76	Retired. Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since

Mr. Levy has extensive experience as a strategic consultant to the international building products, wire and cable and construction industries. Mr. Levy offers a perspective drawn from decades of experience and exposure to a wide variety of other businesses and industries.

Thomas Wroe, Jr.	64	Chairman of the Board of Sensata Technologies, formerly the Sensors & Controls business of Texas Instruments, since 2013 and Chief Executive Officer of Sensata Technologies from 2000 to 2012. Mr. Wroe also serves on the Board of Directors and compensation committee of GT Advanced Technologies and the Apex Tool Group.	2008

Mr. Wroe's strong executive experience, including as chief executive of a large public company, provides a well-rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

Everett Chadwick, Jr.	73

A new director nominee. Independent consultant to Chase Corporation since 2011, formerly serving as the Company's Chief Financial Officer, Vice President of Finance and Treasurer and in other senior finance roles from 1988 to 2006. Mr. Chadwick previously served as a director of the Company from 2003 to 2004.

			N/A

Mr. Chadwick offers financial and accounting experience to the Board. Being the former Chief Financial Officer of the Company and an independent consultant, he has extensive knowledge of both the financial operations of the Company and its strategic vision.

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
John H. Derby III	69

A new director nominee. President at Derby Management, a management consulting firm specializing in both emerging and middle market growth companies, since 1990. Previous positions include CEO of Mayer Electronics Corporation, President of CB Sports, President of Litton Industries Medical Systems, CEO of Datamedix Corporation and Executive Vice President of Becton Dickinson Medical Systems. Mr. Derby is currently a director of numerous privately held companies and organizations, and served on the board of Research Frontiers Incorporated, a publicly traded company, from 2011 through 2013.

			N/A
		The Board believes that Mr. Derby's strong executive, consulting and sales experience will benefit the Company, particularly through his core experience in sales, marketing and strategic planning.

        Adam P. Chase, President and Chief Operating Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and the nephew of Mary Claire Chase.

        Peter R. Chase, Chairman and Chief Executive Officer of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

        Mary Claire Chase is the daughter of Edward L. Chase (deceased), the sister of Peter R. Chase and the aunt of Adam P. Chase.

Corporate Governance

        The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

        The Company's Board of Directors held four meetings during the fiscal year ended August 31, 2014. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served. The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. All of the directors attended last year's annual shareholders meeting held in February 2014.

        The Company has adopted the Chase Corporation Code of Ethics, which is applicable to all of our employees, including our Chief Executive Officer, President, Chief Financial Officer, Corporate Controller and other employees with important roles in the financial reporting process. The Company has also adopted a Code of Business Conduct and Ethics for Directors of Chase Corporation, which is applicable to members of our Board of Directors. The Chase Corporation Code of Ethics and the Code of Business Conduct and Ethics for Directors of Chase Corporation are both available on the Chase Corporation web site www.chasecorp.com. It is the Company's intent to disclose any amendment to these codes of ethics, as they apply to our directors and executive officers, and to disclose any waiver, including an implicit waiver, from the provisions of these codes of ethics as they relate to such directors and officers, on its web site.

        Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

        The Board undertakes a review of director independence annually. As a result of its most recent review, the Board has determined that the following directors or nominees are independent, as defined in the listing standards of the NYSE MKT: Everett Chadwick, Jr, John H. Derby III, Lewis P. Gack, George M. Hughes, Ronald Levy and Thomas Wroe, Jr. In making this decision, the Board considered all relationships between the Company and the directors, including Mr. Chadwick's consulting services performed for the Company, for which he was paid $30,575 in fiscal 2014 and his former employment relationship with the Company, which ended in 2006, Mr. Derby's consulting services performed for the Company, for which he was paid $1,850 in fiscal 2014 and Mr. Hughes' role as (and compensation related to) outside general counsel to the Company, as well as his administrative role as corporate secretary, which is a non-employee and non-officer position. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director's ability to exercise independent judgment.

Board Leadership Structure

        In October 2014, Chase Corporation announced that as part of the Company's succession plan, effective with the Meeting and subject to final board approval at that time, Adam P. Chase, the Company's current President and Chief Operating Officer, will be named Chief Executive Officer and Peter R. Chase, its current Chairman and Chief Executive Officer, will be named Executive Chairman. The Company had previously combined the offices of Chairman and Chief Executive Officer. Both the current Chairman and Chief Executive Officer and President and Chief Operating Officer have long histories with the Company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of the Company and its industry, and enables clear communication between management and the Board.

        While the independent directors meet regularly in executive session, the Board currently has elected not to have a designated lead independent director to chair meetings at which only independent directors are present. The Board's view is that given the relatively small size of the Board, the appointment of a lead independent director is not necessary at this time. The standing committees of the Board all have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership. The Board believes that it is appropriate to choose the director to lead a particular discussion on a case by case basis, depending on the matter to be discussed, and that the existing structure fosters collaboration among independent directors.

Board's Role in Risk Oversight

        The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company's operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company's business. As discussed below, the Audit Committee monitors the Company's financial and audit-related risks. The Compensation and Management Development Committee monitors any risks that may arise from the Company's compensation policies and practices.

Committees of the Board of Directors

        The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

        Audit Committee.    The Audit Committee recommends to the Board of Directors the engagement of the Company's registered public accounting firm, reviews the scope and extent of its audit of the Company's financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The current members of the Audit Committee are Lewis P. Gack, Chairman, Ronald Levy and Thomas Wroe, Jr. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE MKT and the applicable regulations of the Securities and Exchange Commission. The Board has determined that Mr. Gack is an audit committee financial expert as defined in Securities and Exchange Commission regulations. The Audit Committee held six meetings during the fiscal year ended August 31, 2014. The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Compensation and Management Development Committee.    The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes the final decisions regarding compensation for directors, officers and key employees. The committee also administers the Company's equity incentive plans. The role of our Chief Executive Officer in reporting his evaluations of our other executive officers and making recommendations as to their compensation, as well as the committee's use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement. The members of the committee are Ronald Levy, Chairman, Lewis P. Gack and Thomas Wroe, Jr. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE MKT and the applicable regulations of the Securities and Exchange Commission. The committee held five meetings during the fiscal year ended August 31, 2014. The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are George M. Hughes, Chairman, Ronald Levy and Thomas Wroe, Jr. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE MKT. The Nominating and Governance Committee held one meeting during the fiscal year ended August 31, 2014. The Nominating and Governance Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Director Nomination Process

        The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a shareholder or otherwise.

        The Company's Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board a lineal descendant or spouse of Edward L. Chase so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company. The Bylaws also provide that the Nominating and Governance Committee shall recommend the Chief Executive Officer of the Company for the election to the Board.

        The Company's Bylaws provide that the Nominating and Governance Committee may recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of "non-affiliated directors." "Non-affiliated directors" are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of such spouse's lineal descendants; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company's stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company's stock.

        The Nominating and Governance Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person's specific skills and attributes in the context of the skill sets represented on the Board as a whole, and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

        In addition to the requirements relating to "non-affiliated directors" summarized above, at least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE MKT.

 Audit Committee Report on Financial Statements for the Year Ended August 31, 2014

        The Audit Committee of the Board of Directors is appointed by the Board of Directors. The members of the Audit Committee meet the independence requirements of the NYSE MKT. The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2014 with management including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB), which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

        The Audit Committee discussed with PricewaterhouseCooopers LLP, the overall scope and plans for its audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2014 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company's Independent Registered Public Accounting Firm for fiscal year 2015.

                      By the Chase Corporation Audit Committee

                      Lewis P. Gack (Chairman)
                      Ronald Levy
                      Thomas Wroe, Jr.

 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our Chief Executive Officer, Peter R. Chase, our President and Chief Operating Officer, Adam P. Chase, and our Chief Financial Officer during fiscal 2014, Kenneth L. Dumas. Together, these officers are referred to as the "named executive officers," and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2014. This discussion does not cover compensation decisions relating to our current Chief Financial Officer, Kenneth J. Feroldi, who was appointed to that position at the beginning of our fiscal year 2015.

        The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

        In this analysis, we refer to the Compensation and Management Development Committee as "the committee" or "the compensation committee."

Philosophy and Objectives of Our Compensation Program

        The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

  •
  retain executive talent by offering compensation that is commensurate with pay at other public companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  safeguard our interests and the interests of our shareholders;

  •
  are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

  •
  foster teamwork on the part of management;

  •
  are cost-efficient and fair to employees, management and shareholders; and

  •
  are well-communicated to and understood by program participants.

        Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies through easily measured, company-wide performance targets, while providing a reasonable level of income security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

        One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

        The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our shareholders in light of the company's financial performance and when compared to executive officers of similar position and responsibility at other businesses.

        The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

        The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant's fees or other retention terms.

        It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Chief Executive Officer attends meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The compensation committee receives and carefully considers our Chief Executive Officer's evaluations of all named executive officers other than himself, as well as his recommendations with respect to all components of compensation of the other named executive officers. In reviewing and considering the evaluations and recommendations of the Chief Executive Officer, the committee takes into account the familial relationship between the Chief Executive Officer and Adam P. Chase, the President and Chief Operating Officer, and satisfies itself that the recommendations are based solely on merit and performance. The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer with respect to the other named executive officers.

Use of Compensation Consultants and Benchmarking Data

        A description of the extent to which we have historically benchmarked our base salary levels against other companies is described below under "Base Salary." The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust base salaries annually in order for the Company to be competitive with respect to executive compensation. The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package. The committee engaged a compensation consultant, Pearl Meyer & Partners ("Pearl Meyer") in fiscal 2013, and Pearl Meyers completed the process of performing a full review of executive and all exempt employee compensation in 2014. As noted in more detail below, Pearl Meyer has provided the committee and management with recommendations based on this review. Prior to engaging Pearl Meyer, the compensation committee assessed the independence of the consultant from management and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered by applicable stock exchange rules, satisfied itself that no relationships exist that would create a conflict of interest or that would compromise Pearl Meyer's independence from management.

Principal Elements of our 2014 Compensation Program

        There were up to three principal elements of compensation for our named executive officers during fiscal 2014. These were:

  •
  base salary;

  •
  a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan; and

  •
  for our named executive officers other than our Chief Executive Officer, long term incentive compensation in the form of equity awards including:

  •
  a restricted stock award based on the performance of our business against different corporate objectives (comprising 50% of the total equity component target value);

  •
  a time-based vesting restricted stock award (25% of the total equity component target value); and

  •
  stock options (25% of the total equity component target value).

        Beginning in fiscal 2013, as a result of discussions between the compensation committee and Peter R. Chase, our Chief Executive Officer, the committee determined that our Chief Executive Officer would not participate in the equity component of the Company's executive compensation program going forward. This shift in the allocation of annual pay components for the CEO away from equity-based awards reflects recognition that his equity accumulation from previous years of service has already fulfilled the primary purpose of equity awards, in aligning the interests of a key member of management with the long-term interests of shareholders and reinforcing an incentive to maximize shareholder value. The committee recognized the diminishing incremental benefit of additional equity awards in achieving these and other objectives such as retention. The CEO's compensation program for 2014, therefore, consisted primarily of his salary and the cash incentive program, with the cash incentive program target award representing a larger percentage of his salary than in years prior to fiscal 2013 in order to reflect the shift from equity to cash. The committee has retained the equity component of its executive compensation program for its other named executive officers.

        The financial measurement metrics and targets used in both the annual cash incentive plan and the annual equity award plan are subject to annual review by the committee, which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company. As discussed in more detail below, the committee utilizes differing financial performance targets for the cash incentive plan and the equity awards program. The two programs also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards, both those with performance-based vesting criteria and those without, vest over a period of three years from the time of grant. The total compensation package thus provides a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance; (2) annual cash payments determined by reference to the Company's actual results of operations for the year compared to a target; and (3) equity awards for named executive officers other than our Chief Executive Officer, half of the target value of which is subject to vesting provisions relating to the Company's financial results, together with restricted stock and stock options that are not specifically tied to financial performance, all of which are subject to time-based vesting provisions in order to foster our retention objectives. In addition, we maintain a pension plan and other retirement benefits for our executives.

        The cash incentive plan for 2014 sets compensation levels with respect to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year in question, as adjusted at the discretion of the committee. The equity award program sets compensation levels with respect to our earnings per share ("EPS") for the fiscal year in question, as adjusted at the discretion of the committee. As a result, a substantial proportion of our named executive officers' total compensation is tied to our earnings in each fiscal year. The committee determined for 2014 that EBITDA is the most appropriate tool for measuring the underlying performance of the company and its management team for the annual incentive plan while EPS is used for the equity plan as it is a more common and consistent measure for longer term incentive programs and aligns with how shareholders are rewarded. In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders. The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward.

        The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee's decisions regarding that element in fiscal 2014 fit into the Company's overall compensation objectives and affect decisions regarding other elements.

        Base Salary.    We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies and which will provide a reasonable level of income security for the executive without regard to year-to-year fluctuations in our financial condition. A range of base salary levels for key positions in the Company was established in 2014 upon the recommendation of a compensation consultant, Pearl Meyers, which was engaged by the committee to provide analysis and input on executive pay and incentive plan design for the top three executive officers, in addition to all exempt employee compensation. The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 16 companies:

• Advanced Emissions Solutions Inc.	• Hawkins Inc.
• American Pacific Corp	• Intrepid Potash Inc.
• American Vanguard Corp	• KMG Chemicals Inc.
• Arabian American Development	• Landec Corp
• Core Molding Technologies Inc.	• Material Science Corp
• Flotek Industries Inc.	• Penford Corp
• FutureFuel Corp	• PGT Inc.
• GSE Holding Inc.	• Zoltek Cos Inc.

        The companies surveyed had median revenues in the one year prior to the survey of approximately $298 million (putting us at the 29th percentile), median full time employees of 502 (putting us at the 72nd percentile) and median market capitalization of approximately $416 million (putting us at the 35rd percentile). Our market capitalization to revenue ratio was at the 49th percentile relative to the companies surveyed. In comparison to the peer group, Pearl Meyers reported that our Chief Executive Officer's compensation was in the top quartile with respect to cash compensation and at median with respect to total compensation, while our Chief Operating Officer's total compensation and cash compensation were above median, and our Chief Financial Officer's compensation was above the median with respect to cash compensation and below median for total compensation. As noted above, the committee engaged Pearl Meyer in fiscal 2013, to perform a full review of its executive and all exempt employee compensation programs, which included a current evaluation of executive compensation compared to the Company's peers. Pearl Meyer completed their assessment in fiscal 2014. Individual executives' base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive's experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Chief Executive Officer makes salary adjustment recommendations to the committee with respect to the named executive officers other than himself. Historically, salary increases have been in the range of 3% to 6% per year, or higher in circumstances where executives are promoted to substantially increased responsibilities. For fiscal 2014, the committee increased the salary of Adam P. Chase, our President, by 11.6%, and of Kenneth L. Dumas, our Chief Financial Officer, by 4.1%, over the prior year. The committee did not change the base salary of Peter R. Chase, our Chief Executive Officer as the increase he received in fiscal 2013 was meant to fix his base compensation at the same rate through August 31, 2015. The increase for our President was based on his outstanding performance in fiscal 2013. The committee intends from time to time, but not necessarily annually, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive.

        Cash Incentive Plan.    At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company's incentive compensation programs. As noted above, for fiscal 2014 this financial target was established as an EBITDA related target under the cash incentive plan. The EBITDA target was set by the committee with reference to both historical performance and expected future performance. The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee's expectation that the actual awards granted under the relevant plan will exceed the "target" awards where management achieves growth over historical annual EBITDA levels. The corporate EBITDA targets are set in a way that tends to reflect improvement over historical results generally, at least during periods of multi-year growth in EBITDA, but do not always reflect improvement over the most immediately preceding fiscal year. For fiscal 2014, the corporate EBITDA target set by the committee was $39.6 million.

        At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it is the Board's intent to exclude from actual performance measurements the effect of unusual or nonrecurring events, income or expenses from the calculations. The committee consequently has the discretion to decide, and has decided from time to time in the past, to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year. In fiscal 2012, the committee made upward adjustments of approximately $4.6 million to our actual results used to calculate payments under the plan in order to exclude transaction costs associated with the Company's acquisition of NEPTCO and to exclude unanticipated non-cash pension settlement costs on the defined benefit pension plan. The committee made similar adjustment in fiscal 2013 totaling $1.2 million related to unanticipated costs that were not planned for when setting the target, which the committee considered in evaluating the performance of the underlying business. For fiscal 2014, the committee made a net $5.4 million reduction to EBITDA as calculated, to account for both the gain on sale of a product line and non-cash pension settlement costs, as the results of both the sale and settlement costs were unanticipated at the time the target was set.

        In order for any amounts to be payable under the plan, the Company must meet a threshold level of 90% of the target EBITDA. Actual payments are made under the plan by reference to the target awards established by the committee for each of the named executive officers as a percentage of their base salaries, although they are subject to adjustment as described below. The maximum award under the cash incentive plan is reached at 120% of the target performance measure. The EBITDA adjusted for the unanticipated costs noted above was $46.9 million for fiscal 2014, and represented achievement at approximately 118% of the target amount for the year.

        Amounts potentially payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2014.

				Actual FY 2014 Payments
	Cash Awards Payable for 2014
				Award as percentage of annual salary
Name of executive	At 90% of target	At 100% of target	At 120% of target		Final payments made(1)
	(as percentage of base salary)
Peter R. Chase	75%	150%	300%	279%	$1,674,462
Adam P. Chase	25%	50%	100%	100%	$325,764
Kenneth L. Dumas	15%	30%	60%	56%	$113,045

(1)
The final payment calculated by the committee in light of the final Adjusted EBITDA for fiscal 2014 was $303,264 for Adam P. Chase. This award was adjusted upward by $22,500, as discussed under "—Discretionary Bonuses" below. The incremental adjustment is reflected as a bonus in the Summary Compensation Table below.

        A similar cash incentive program was approved by the committee and maintained and paid out of a bonus pool, with payments determined by reference to our adjusted EBITDA, for other key employees at the Company. In fiscal 2014, approximately 100 employees participated in that program (with most payments at the discretion of the Chief Executive Officer and the other executive officers).

        Equity Incentive Plan.    The third element of our compensation program is our equity-based long-term incentive plan. In 2014 our equity incentive plan used a combination of three types of equity awards: performance-based restricted stock, time-vesting restricted stock and stock options. For the reasons discussed above, Peter R. Chase did not participate in the equity incentive plan for fiscal 2013 or fiscal 2014.

        The performance-based element measured annual performance against an earnings per share ("EPS") target for fiscal 2014 and represented 50% of the total target equity award for each of Adam P. Chase and Kenneth L. Dumas. The other half of the total target equity award to each was split evenly between time-based restricted stock and stock options.

        The following table shows, for each of the named executive officers, the total target equity awards for each officer as determined at the beginning of the fiscal year.

Name	Target Equity Award as % of Salary	Value at Grant Date	Performance Shares at Grant Date(1)	Time Vesting Shares at Grant Date(2)	Stock Options at Grant Date(2)
Peter R. Chase	0%	—	—	—	—
Adam P. Chase	100%	$326,000	5,485	2,742	7,747
Kenneth L. Dumas	60%	$121,520	2,044	1,022	2,888

(1)
Value represents 50% of the total equity award assuming achievement at 100% of the performance targets, using the closing share price on the last day of the prior fiscal year. Based upon actual 2014 financial performance, the total actual payout for the performance share component of the equity compensation plan for fiscal 2014 was 10,970 shares for Adam P. Chase (subject to time-based vesting provisions), calculated in the manner described under "Performance-based restricted stock" below. As part of Kenneth L. Dumas' separation agreement, the 2,044 restricted shares originally issued to him in September 2013 were forfeited on September 1, 2014, prior to vesting.

(2)
Value represents 25% of the total equity award using the closing share price on the last day of the prior fiscal year, in the case of time-based restricted stock awards, and the Black-Scholes value of the options on such date, in the case of the option awards. At the time of Mr. Dumas' separation from employment, all of the time-based vesting shares and two-thirds of the stock options reflected in this table remained unvested and were forfeited.

        In the event of a named executive officer's retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer's voluntary termination of employment or termination for cause, all of the award will be forfeited. Upon a change of control of the Company, any unvested awards will automatically vest.

        Each of the three types of equity awards that collectively comprise our equity incentive plan are described in more detail below:

  •
  Performance-based restricted stock.  The performance-based restricted stock awards are made at the beginning of the year based upon the target performance levels, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date. For fiscal 2014, the corporate EPS target set by the committee was $1.90.

    The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the equity incentive plan, the Company must achieve at least 90% of the EPS target. If the Company achieves less than 90% of the performance target, the full award would be forfeited. If the Company achieves 90% of that target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited). If the Company achieves 100% of the target, then the actual payment would be 100% of the targeted share amount. Achievement between 90% and 100% would be pro-rated. If the Company achieves 120% of the target then the executive's equity award would be 200% of the targeted share amount. Achievement between 100% and 120% would be pro-rated. The total opportunity is capped at 200% of the targeted share amount. Accordingly, there is no incremental award at performance levels above 120% of the earnings per share target.

    EPS as defined in the plan may differ from earnings per share as calculated under generally accepted accounting principles, since the plan uses the fully diluted number of shares outstanding as of the first day of the fiscal year and may include other adjustments as determined by the compensation committee. Our basic and diluted EPS as reported under U.S. generally accepted accounting principles for fiscal 2014 were $2.92 and $2.86 per share, respectively. The compensation committee did not make any adjustments to our reported earnings in calculating the EPS under the 2014 equity incentive plan. Using the fully diluted number of shares outstanding as of September 1, 2013, the EPS used for purposes of evaluating performance under the 2013 equity plan was $2.97, or approximately 156% of the target. The actual payments made under the performance share component of the plan thus represented the maximum award.

    The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year. Equity awards made for fiscal 2014 exceeded the target levels because of the strong earnings achieved by the Company during that year. The restricted stock will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the performance-based equity awards for fiscal 2014 will vest on August 31, 2016.

    The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the "cliff" vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

  •
  Time-based vesting restricted stock.  Starting in fiscal 2011, the committee determined that time-based vesting shares should be incorporated into our long-term incentive plan for participating executive officers. The purpose of the time vesting restricted stock grant was to provide a long term incentive in the form of a fixed award that was not subject to a performance measurement target. The number of shares is determined by reference to the value of the award

    (25% of the total target equity award value) divided by the closing market price of our common stock on the last day of the prior fiscal year. The shares vest in three years from their grant, or on August 31, 2016.

  •
  Stock options.  Since fiscal 2011, the committee has incorporated stock option grants into our long-term incentive plan on a formulaic basis as part of the overall long term incentive plan for the executive officers. Thus, 25% of the total target value of the equity plan awards for 2014 was made in options to purchase common stock. The purpose of the option grant was to further align management's interests with that of the shareholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team. The grants in fiscal 2014 were made effective as of September 1, 2013, with an exercise price equal to the fair market value of the common stock on that date. The committee made option awards to Adam P. Chase (7,747), and Kenneth L. Dumas (2,888). The number of shares of common stock subject to these option grants was determined by taking 25% of the total equity award opportunity for each individual and dividing it by the Black-Scholes value of an individual option on the date of grant. The options granted in fiscal 2014 will vest in three equal annual installments, beginning on August 31, 2014. Under the terms of his separation agreement, on September 1, 2014, Mr. Dumas forfeited the unvested portion of his fiscal 2014 stock option grant (1,925), in addition the unvested portion of his fiscal 2013 stock option grant (2,299).

        Discretionary Bonuses.    The committee does not consider discretionary bonuses to be a material part of the executive compensation program, outside of the cash incentive plan described above. As noted above, the committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in prior years in a manner that has historically had a small impact on total compensation compared to the objective components.

        In fiscal 2014, the committee determined to recognize the work of Adam P. Chase for his work on the sale of the Insulfab product line by awarding a supplemental, discretionary bonus of $22,500.

        Voting and Dividends on Stock Awards.    Participants in the equity award program are able to vote and receive dividends upon their restricted shares before the vesting period. The committee has determined that permitting the participants to vote and receive dividends prior to the vesting of the awards was appropriate and consistent with the committee's retention and pay for performance objectives. The committee took into account the fact that dividends on unvested awards would typically represent a small percentage of the executives' total compensation. Dividends paid on unvested awards are not required to be repaid if the vesting provisions are not met, but the underlying shares themselves remain subject to forfeiture through the vesting date, putting the bulk of the economic value of the award at risk and subject to the performance and time-based vesting conditions.

Retirement Programs

        In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees' compensation package.

  •
  Our named executive officers may elect to make contributions to a retirement account in our 401(k) plan, which is available to substantially all of our employees and under which we made a matching contribution to each participant in each of the last three fiscal years. The matching contribution under the 401(k) plan is the equivalent of 100% of the first one percent of the employees' pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one half percent of the employee's annual salary. Our matching contributions to the accounts of the named executive officers are shown in the "All Other Compensation" column in the Summary Compensation Table.

  •
  We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

  •
  We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan. The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors. During fiscal 2014, our Chairman & Chief Executive Officer Peter R. Chase; our President & Chief Operating Officer, Adam P. Chase; and our Chief Financial Officer & Treasurer, Kenneth L. Dumas were designated as being covered. These plans are described in more detail under "Executive Compensation—Other Executive Plans—Pension Plan". As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

        We own a life insurance policy on the life of Peter Chase as a mechanism to help fund our obligations under the unfunded, nonqualified excess benefit plan described above.

        We also provide Peter Chase with a company car and a golf club membership. We provide our other named executive officers a car allowance of $1,000 per month. We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year. Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company. These amounts are reported as income to the executive for tax purposes.

        Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of these programs (with the company covering the other 75% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

        In prior years, as any of our named executives were hired by us, promoted or have taken on additional responsibilities, we entered into agreements with them pursuant to which they would be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive's terms and conditions of employment. See "Payments Upon Termination or Change of Control" below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives' objectivity in considering shareholders' interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Consideration of the 2012 Shareholder Advisory Vote on Executive Compensation

        At the Company's 2012 annual meeting of shareholders, over 88% of votes cast at the meeting with respect to the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers. No specific component of our 2014 executive compensation program was altered based upon this voting result. However, the committee will continue to monitor shareholder feedback, including the results of Proposal 2 described in this proxy statement, as it reviews and establishes future executive compensation plans and determines awards for our named executive officers. Our Board of Directors has determined that an advisory vote will be conducted on a triennial basis.

Compensation Risks

        The Compensation and Management Development Committee has considered the components of the Company's compensation policies and practices. We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us. In addition, although a significant portion of executive compensation is performance based and "at-risk," the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

        The committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. It concluded that:

  •
  the Company's significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;

  •
  the Company's performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation;

  •
  assuming achievement of at least a minimum level of performance, payouts under the Company's performance-based plans result in some compensation at levels below full target achievement, rather than an "all or nothing" approach; and

  •
  as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Impact of Tax and Accounting Issues

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for "performance based" compensation meeting certain requirements. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy. However, the committee has not adopted a policy requiring all compensation to be tax deductible. Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our shareholders. Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Also, the deductibility of some types of compensation payments will depend on the timing of an executive's vesting or exercise of previously granted rights. Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

        In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on "nonqualified deferred compensation plans." These may be particularly relevant in the case of compensation paid after termination of a named executive officer's employment under the change in control and severance agreements discussed above. We believe that this compensation is in compliance with the applicable requirements of Section 409A.

 Report of the Compensation and Management Development Committee

        The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      By the Compensation and Management Development Committee

                      Ronald Levy (Chairman)
                      Lewis P. Gack
                      Thomas Wroe, Jr.

 Executive Compensation

        The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2014, 2013 and 2012 to our Chief Executive Officer, our President and Chief Operating Officer, and our former Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Peter R. Chase	2014	600,000	—	—	—	1,674,462	2,535,421	81,340	4,891,223
Chairman & Chief	2013	600,000	301,813	—	—	1,499,949	2,322,000	103,258	4,827,020
Executive Officer	2012	542,102	390,525	406,584	102,964	504,012	343,000	126,365	2,415,552
Adam P. Chase	2014	326,000	22,500	244,500	81,500	303,264	48,868	45,814	1,072,446
President & Chief	2013	292,000	22,632	197,100	65,700	219,368	65,000	44,754	906,554
Operating Officer	2012	261,081	39,162	156,650	52,215	194,189	40,000	45,679	788,976
Kenneth L. Dumas	2014	202,534	—	91,140	30,380	113,045	22,855	133,265	593,219
Former Chief Financial	2013	194,534	2,570	87,540	29,180	97,430	24,000	31,090	466,344
Officer & Treasurer(1)	2012	187,052	28,058	84,167	28,059	104,345	19,000	32,388	483,069

(1)
Mr. Dumas's employment with the Company ended September 1, 2014.

(2)
Salary includes amounts earned in the fiscal year, whether or not deferred.

(3)
Amounts reported in this column for Peter R. Chase reflect the annual reimbursements to Mr. Chase by the Company for the cost of premiums incurred by him for certain life insurance policies owned by him. The Company agreed in January 2005 to make these premium payments on behalf of Mr. Chase for a nine year period in connection with his restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. The final payment under this arrangement was made in 2013. The amounts reflected in this column for the other named executive officers represent discretionary adjustments to their payments under the Company's cash incentive plan.

(4)
Amounts under "Stock Awards" reflect the grant date fair value of the stock-based incentive awards granted under our equity incentive program in that fiscal year, based on the estimated probable outcome of the award as of the grant date. Amounts under "Option Awards" reflect the grant date fair value of stock options awarded during the fiscal year. In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year. Assumptions made in the valuation are described in more detail in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Using the grant date fair value but assuming the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under "Stock Awards" for 2014 would have been $407,500 for Adam P. Chase, and $151,900 for Kenneth L. Dumas. The total compensation column for such officers in 2014 would have correspondingly been increased by $163,000 and $60,760 respectively. These maximum amounts were achieved for 2014 based on our financial results for the year. However, given terms of his separation agreement, no such additional stock awards were granted to Mr. Dumas.

(5)
These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during the applicable fiscal year and paid in November following the respective fiscal year end. The incentive program is described in the Compensation Discussion and Analysis under the heading "Principal Elements of our 2014 Compensation Program—Cash Incentive Plan".

(6)
Represents the current year benefit increase (or decrease) of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under "—Other Executive Plans—Pension Plan".

(7)
These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Qualified 401(k) and Supplemental Retirement Plan Contributions (a)	Life & Long-Term Disability Insurance Premiums (b)	Automobile Allowance or Use of Company Car (c)	Other (d)	Total
Peter R. Chase	2014	$21,000	$7,323	$24,888	$28,129	$81,340
	2013	20,766	6,508	24,888	51,096	103,258
	2012	18,949	14,307	24,888	68,221	126,365
Adam P. Chase	2014	7,147	2,465	12,000	24,202	45,814
	2013	7,385	2,319	12,000	23,050	44,754
	2012	6,666	2,620	12,000	24,393	45,679
Kenneth L. Dumas	2014	7,078	1,922	12,000	112,265	133,265
	2013	6,275	1,963	12,000	10,852	31,090
	2012	6,286	1,962	12,000	12,140	32,388

(a)
This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

(b)
These amounts include the portions of premiums paid by the Company for: (i) life insurance coverage exceeding $50,000 and (ii) long term disability premiums. Peter R. Chase is the only named executive officer who had supplemental long-term disability insurance during the covered years. The premiums for this insurance totaled $7,650 in 2012 and are included above.

(c)
These amounts represent automobile allowances or personal use of a company leased car.

(d)
These amounts represent payment of dividends on restricted stock, country club membership, accrued severance payments payable to our former Chief Financial Officer over the six month period following his separation date under the terms of his separation agreement, and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

Name	Fiscal Year	Dividends on Restricted Stock	Country Club Membership	Severance	All Other	Total
Peter R. Chase	2014	$23,879	$4,250	$—	$—	$28,129
	2013	41,846	4,250	—	5,000	51,096
	2012	58,921	4,300	—	5,000	68,221
Adam P. Chase	2014	22,142	—	—	2,060	24,202
	2013	21,050	—	—	2,000	23,050
	2012	22,593	—	—	1,800	24,393
Kenneth L. Dumas	2014	10,427	—	101,267	571	112,265
	2013	10,852	—	—	—	10,852
	2012	12,140	—	—	—	12,140

Grants of Plan-Based Awards for Fiscal 2014

        The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2014 cash and equity-based incentive award programs. The actual amounts that we paid under each of these programs are reflected in the Summary Compensation Table and its footnotes and are described in more detail under our Compensation Discussion and Analysis under the heading "Principal Elements of our 2014 Compensation Program—Cash Incentive Plan" and "—Equity Incentive Plan".

										All Other Option Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
										Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
									All Other Stock Awards (#)			Grant Date Fair Value of Stock Awards ($)
Name & Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter R. Chase
Cash award	9/1/2013	10/7/2013	$450,000	$900,000	$1,800,000
Adam P. Chase
Cash award	9/1/2013	10/7/2013	$81,500	$163,000	$326,000
Performance restricted stock grant	9/1/2013	10/7/2013				2,743	5,485	10,970				$163,014
Time vesting restricted stock grant	9/1/2013	10/7/2013							2,742			81,492
Option award	9/1/2013	10/7/2013								7,747	$29.72	81,498
Kenneth L. Dumas
Cash award	9/1/2013	10/7/2013	$30,380	$60,760	$121,520
Performance restricted stock grant	9/1/2013	10/7/2013				1,022	2,044	4,088				$60,748
Time vesting restricted stock grant	9/1/2013	10/7/2013							1,022			30,374
Option award	9/1/2013	10/7/2013								2,888	$29.72	30,382

        Amounts in the table above under "Threshold" represent cash amounts payable under the cash incentive plan if 90% of the corporate EBITDA-based performance target is achieved, representing a specified percentage of the named executive officers' base salaries, and share amounts payable under the performance based equity incentive program if 90% of the corporate EPS-based performance target is achieved. Below those performance levels, no payments would be made under the respective plans. Amounts under "Target" represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer's base salary. The maximum payout under either the cash incentive plan or the performance based equity award program is 200% of the target award. The Compensation and Management Development Committee of the Board of Directors formally approved the equity awards on October 7, 2014. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2013, the first day of our fiscal year and the date on which awards have been historically granted, multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the grant date). September 1, 2013 was determined to be the grant date as it represented the date the grantees began benefiting from or being adversely affected from changes in share price, and given historically established practices, was the date an understanding was established. The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2014. The actual payments for fiscal year 2014 reflected the achievement of the maximum payout for the participating officers in the case of the performance-based equity award, and achievement of an amount between the target and the maximum in the case of the cash incentive plan.

Outstanding Equity Awards at Fiscal Year-End 2014

        The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2014 that were granted pursuant to our 2005 Equity Incentive Plan or predecessor plans to our named executive officers. As of August 31, 2014, the Company had not yet made any awards under the 2013 Equity Incentive Plan.

					Stock Awards
	Option Awards
						Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Peter R. Chase	25,000	—	$11.15	8/31/2019	—	$—
	39,204	—	$12.70	8/31/2020
	33,430	—	$12.77	8/31/2021
Adam P. Chase	125,000	—	$16.53	7/8/2018	28,759	$1,020,945
	25,000	—	$11.15	8/31/2019
	15,105	—	$12.70	8/31/2020
	16,953	—	$12.77	8/31/2021
	10,355	5,177	$16.00	10/22/2022
	2,582	5,165	$29.72	8/31/2023
Kenneth L. Dumas	65,000	—	$16.53	7/8/2018	12,186	$432,603
	6,250	—	$11.15	8/31/2019
	8,116	—	$12.70	8/31/2020
	9,110	—	$12.77	8/31/2021
	4,599	2,299	$16.00	10/22/2022
	963	1,925	$29.72	8/31/2023

        The stock option awards noted in the table above with August 2023 expiration dates vest in three equal annual tranches beginning August 31, 2014 through August 31, 2016. The stock option awards noted in the table above with October 2022 expiration dates vest in three equal annual tranches beginning August 31, 2013 through August 31, 2015. Under the terms of his separation agreement, on September 1, 2014, Mr. Dumas forfeited the unvested portion of his fiscal 2014 stock option grant (1,925), in addition to the unvested portion of his fiscal 2013 stock option grant (2,299).

        Amounts under the "Stock Awards" columns reflect restricted stock issued under our equity incentive programs for fiscal 2014 and 2013. The columns include the value of the share amounts issued during fiscal 2014 and 2013, even though the final number of shares comprising the 2014 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2014. The market value of all restricted stock is based on the closing price of our common stock on the last trading day in the fiscal year. The closing price as reported by the NYSE MKT on August 29, 2014 was $35.50.

        Stock awards for fiscal 2013 will vest on August 31, 2015 and awards for fiscal 2014 will vest on August 31, 2016 as outlined in the table below (as of August 31, 2014):

	Vesting of Stock Awards
Name	August 31, 2015	August 31, 2016
Peter R. Chase	—	—
Adam P. Chase	20,532	8,227
Kenneth L. Dumas	9,120	3,066

        As noted above, subsequent to August 31, 2014, 5,485 additional stock awards vesting August 31, 2016 were granted to Adam P. Chase under our equity incentive program for fiscal 2014 under the financial performance measures applicable to that plan. Because the amount was determined after August 31, 2014, based on our fiscal year performance, these shares are not reflected in the tables above. Under terms of his separation agreement, all of Kenneth L. Dumas' unvested restricted stock (including the stock reflected in the table above) was forfeited on September 1, 2014, and no additional stock awards were granted to him for fiscal 2014 under the financial performance measures applicable to the plan. See the discussion under "Principal Elements of our 2014 Compensation Program—Equity Incentive Plan" in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2014

        The following table sets forth information relating to options exercised in the year ended August 31, 2014 that were granted pursuant to our 2005 Equity Incentive Plan by each of our named executive officers. The table also reflects stock vesting during fiscal 2014, which represented the equity incentive awards made during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter R. Chase	50,000	$1,158,500	53,065	$1,883,808
Adam P. Chase	25,000	$455,250	20,445	$725,798
Kenneth L. Dumas	35,000	$488,250	10,985	$389,968

Payments Upon Termination or Change of Control

        Executive Severance and Change in Control Agreements.    The Company has entered into severance agreements with each of Peter R. Chase, Adam P. Chase and Kenneth L. Dumas. Under the terms of the agreements, if the named executive's employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

  •
  Severance pay in an amount equal to a multiple (2.0x in the case of Peter R. Chase, 1.5x in the case of Adam P. Chase and 1.0x in the case of Kenneth L. Dumas) of the greater of the named executive's annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

  •
  Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee's share of contributions.

        If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company's employee benefit plans.

        Amounts that would have been owed to our named executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2014, the last day of the Company's most recently completed fiscal year, are presented below.

Name	Benefit	Voluntary or For Cause	Before Change in Control Termination without Cause	After Change in Control Termination without Cause or by the Executive for Good Reason	Disability	Death or Retirement	Change in Control
Peter R. Chase	Salary	—	$1,200,000	$1,200,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	3,174,411	3,174,411	—	—	—
	Medical Benefits	—	12,582	12,582	—	—	—
	All Other Compensation	—	28,323	28,323	—	—	—
	Acceleration of Stock Options	—	—	—	—	—	—
	Acceleration of Restricted Stock	—	—	—	—	—	—

	Total	—	$4,415,316	$4,415,316	$—	$—	$—

Adam P. Chase	Salary	—	$489,000	$489,000	—	—	—
	Non-Equity Incentive Plan Compensation	—	425,823	425,823	—	—	—
	Medical Benefits	—	15,359	15,359	—	—	—
	All Other Compensation	—	21,612	21,612	—	—	—
	Acceleration of Stock Options	—	—	132,829	—	—	$132,829
	Acceleration of Restricted Stock	—	648,183	1,215,662	$648,183	$648,183	1,215,662

	Total	—	$1,599,977	$2,300,285	$648,183	$648,183	$1,348,491

Kenneth L. Dumas	Salary	—	$202,534	$202,534	—	—	—
	Non-Equity Incentive Plan Compensation	—	106,523	106,523	—	—	—
	Medical Benefits	—	14,490	14,490	—	—	—
	All Other Compensation	—	21,000	21,000	—	—	—
	Acceleration of Stock Options	—	—	56,862	—	—	$56,862
	Acceleration of Restricted Stock	—	276,308	505,165	$276,308	$276,308	505,165

	Total	—	$620,855	$906,574	$276,308	$276,308	$562,027

        If the named executive officer is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year. These services are not reflected in the table above, as the amount cannot be determined.

        In the event of a "change in control" as defined in the applicable award, unvested shares of restricted stock will automatically vest, and the vesting of outstanding but unvested stock options may be accelerated, at the discretion of the Board of Directors. For purposes of the table above, we have assumed the accelerated vesting of stock options upon the occurrence of a change in control.

        The Company announced on April 17, 2014 that Kenneth L. Dumas, its then Chief Financial Officer & Treasurer had decided to leave the Company at the end of fiscal 2014 to pursue new opportunities. Mr. Dumas remained in his role until September 1, 2014 in order to help complete key projects and provide a smooth transition. In consideration of Mr. Dumas' agreement to remain in his position until the end of the fiscal year and in order to assist in a smooth transition, the Company and Mr. Dumas entered into a separation agreement which provided for six months' base salary, and benefits to be paid following the separation date and for his fiscal 2014 annual cash incentive bonus ($113,045), to be calculated and paid in the normal course in November 2014, as described under "Principal Elements of our 2014 Compensation Program—Cash Incentive Plan" above. The six months' base salary ($101,267), which is being paid out over the six months following the separation date, is included in "All Other Compensation" in the Summary Compensation Table, above. Under the agreement, equity awards continued to be governed by the terms of Mr. Dumas' original award agreements and the Company's equity plans, which resulted in the forfeiture of 12,186 unvested restricted shares and 4,224 unvested stock options held by Mr. Dumas upon separation. As his separation payments were triggered in connection with a September 1, 2014 separation date, after the August 31, 2014 date contemplated in the above schedule, these amounts are not included in the table.

Other Executive Plans

        2013 Equity Incentive Plan.    The 2013 Equity Incentive Plan (the "2013 Plan") provides for the grant of stock options (both non-statutory options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2013 Plan is 1,200,000. The maximum number of awards that may be issued to any person in any fiscal year is 500,000 shares. The maximum annual cash award that may be issued to any person is $3,000,000. As of August 31, 2014, all 1,200,000 shares of the Company's common stock reserved under the 2013 Plan remained available for future issuance.

        2005 Incentive Plan.    The 2005 Incentive Plan (the "2005 Plan") provides for the grant of stock options (both NSOs and, in the case of employees, ISOs), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 1,000,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person is $2,000,000. As of August 31, 2014 there were 67,007 shares of the Company's common stock available for future issuance under the 2005 Plan.

        Non-Qualified Retirement Savings Plan.    The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Historically, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the Supplemental Savings Plan, although only the Company's Chief Executive Officer participated during 2014. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers' participation in this plan.

Non-Qualified Deferred Compensation for 2014

Name	Fiscal Year	Executive Contributions in Fiscal Year ($)(1)	Registrant Contributions in Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Fiscal Year ($)(3)	Aggregate Balance at Fiscal Year End ($)(4)
Peter R. Chase	2014	$25,882	$14,538	$96,439	$746,926

(1)
Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)
Amounts in this column are not included in the Summary Compensation Table.

(4)
This column includes amounts in the named executive officer's total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2014, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of the Company's previous proxy statements and also includes aggregate earnings on previously contributed amounts.

        All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

        Pension Plan.    The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan ("Supplemental Pension Plan"). The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years of service with the Company (up to a maximum of 40 years). Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The Supplemental Pension Plan is to be paid out on a monthly basis over ten years for all participants except for Peter R. Chase who may be paid in a lump sum, at his election.

        The following table shows the actuarial present value of the accumulated benefits for each of the named executive officers at the end of fiscal 2014. The change in this present value between each fiscal year is reflected in the summary compensation table above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	42	$—	—
	Supplemental Pension Plan	42	$9,452,421	—
Adam P. Chase	Pension Plan for Employees of Chase Corporation	16	$117,417	—
	Supplemental Pension Plan	16	$122,451	—
Kenneth L. Dumas	Pension Plan for Employees of Chase Corporation	12	$59,617	—
	Supplemental Pension Plan	12	$44,238	—

        See the Notes to financial statements found in Item 8 of the Company's Annual Report on Form 10-K for more information about the Company's pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 1.5% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.6% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.8% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the rates outlined above. For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 0.75% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.3% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.4% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union. Effective July 15, 2012, we adopted a soft freeze for the International Association of Machinists and Aerospace Workers Union. All participants admitted to the plan prior to December 1, 2008 and in the case of the International Association of Machinists and

Aerospace Workers Union, prior to July 15, 2012, will continue to accrue benefits as detailed in the plan agreements.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual cash retainer of $22,000. In addition, directors who serve on a Board committee receive an annual cash retainer of $3,500 for each committee on which they serve. Non-employee directors also receive $25,000 of Chase Corporation common stock annually, in the form of restricted stock valued at the closing price on the day proceeding the first day of the new year of Board service. The stock awards vest one year from the date of grant. The annual retainer covers all meetings.

        In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of restricted stock valued at the closing price on the day proceeding the first day of the new year of Board Service. This award also vests one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit—$9,000; Compensation and Management Development—$6,000; Nominating and Governance—$4,000.

        Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of an aggregate of 4,878 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2015. This restricted stock will vest on February 1, 2015, at which time the shares of common stock will be issued. The number of shares granted to each Director is equal to $25,000 divided by the closing price of the Company's common stock at the time of grant, except that it additionally takes into consideration each Director's involvement as chairperson of any of the various committees of the Board as outlined above. If a Director notifies the Company of his or her election prior to January 1 of the relevant calendar year, any portion of the cash retainer may be taken in shares of stock, issued in equal quarterly installments.

        Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

        The following table summarizes the total compensation paid to the directors who are not employees of the Company during fiscal 2014:

	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(b)	Total ($)
Mary Claire Chase	$22,000	$25,000	—	—	—	$12,500	$59,500
Lewis P. Gack	29,000	34,000	—	—	—	—	63,000
George M. Hughes	25,500	29,000	—	—	—	84,000	138,500
Ronald Levy	32,500	31,000	—	—	—	—	63,500
Thomas Wroe, Jr.	32,500	25,000	—	—	—	—	57,500

(a)
The stock awards reflect the restricted stock issued on February 4, 2014 with a grant date fair value of $29.52 per share.

(b)
Represents compensation George M. Hughes received for his services as outside general counsel to the Company, and fees paid by the Company to Mary Claire Chase for services related to the search for candidates for the Chief Financial Officer role.

        As of August 31, 2014, none of the non-employee directors held outstanding stock options.

 PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is seeking the approval by its shareholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled "Executive Officer and Director Compensation—Compensation Discussion and Analysis" and "—Executive Compensation." While this shareholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

        As described more fully in the Compensation Discussion and Analysis section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to EBITDA targets. For executive officers, other than the Chief Executive Office we also include performance-based equity grants with an additional time-based vesting component as a significant element of prospective executive compensation (one-half of our equity incentive program) so that the value of a portion of an executive's compensation is both dependent upon company-wide performance measures and tied directly to the performance of our common stock through the earnings per share target. Restricted stock awards and stock option grants, each with time-based vesting provisions, collectively represent the remaining half of our equity incentive program for non-Chief Executive Officer executives, and are designed to align executive incentives with long-term shareholder interests.

        We urge shareholders to read the Compensation Discussion and Analysis section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

        In light of the above, the Compensation and Management Development Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section above are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's success.

Principal Effects of Approval or Non-Approval of the Proposal

        The approval of the compensation of the named executive officers, commonly known as a "say-on-pay" resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation and Management Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

        The non-binding approval of the compensation of the named executive officers by the shareholders requires the approval of a majority of the votes cast by the shareholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a shareholder has indicated otherwise in the proxy.

        OUR BOARD RECOMMENDS A VOTE FOR THE NON-BINDING, ADVISORY PROPOSAL TO APPROVE THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's Audit Committee has selected PricewaterhouseCoopers LLP ("PwC"), to serve as the Company's independent registered public accounting firm for its current fiscal year (which ends August 31, 2015). PwC served as the Company's Independent Registered Public Accounting Firm in connection with the audit for the fiscal year ended August 31, 2014. Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Non-Audit Fees

        The following table sets forth fees for services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2014 and 2013:

	2014	2013
Audit Fees(1)	$1,437,000	$951,000
Audit-related fees(2)	—	—
Tax fees(3)	113,000	128,000
All other fees(4)	30,000	—

Total	$1,580,000	$1,079,000

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in both fiscal years include services related to the review of the Company's internal control over financial reporting.

(2)
Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)
Represents fees for services provided in connection with the Company's tax compliance and tax consulting including preparation of the Company's federal and state tax returns.

(4)
Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

        In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2014 and 2013, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

 Vote Required and Board of Directors Recommendation

        The ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome. If the Company's shareholders do not ratify the selection of PwC as the Company's independent registered public accounting firm, the Audit Committee will reconsider its selection.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company's equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company's equity securities. Adam P. Chase and Kenneth L. Dumas were granted shares of restricted stock and options on September 1, 2013 for which a Form 4 was filed on October 8, 2013. Other than as noted above, and based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

        Any shareholder proposals to be presented for consideration at next year's annual meeting must be received at the Company's executive offices not later than August 28, 2015 to be included in the Company's proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year's annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2014, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company's Annual Report on Form 10-K is also available free of charge through the Company's website at www.chasecorp.com.

 Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater,

Massachusetts 02324 (telephone 508-819-4219). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

        The Company's management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        The telephone number of Chase Corporation's Global Operations Center is 781-332-0700. For directions to the Global Operations Center, please contact Paula Myers at 508-819-4219.

        In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

                      By order of the Board of Directors,

                      George M. Hughes
                       Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF CHASE CORPORATION February 3, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at https://materials.proxyvote.com/16150R Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: O Everett Chadwick, Jr. O Adam P. Chase O Peter R. Chase O Mary Claire Chase O John H. Derby III O Lewis P. Gack O George M. Hughes O Ronald Levy O Thomas Wroe, Jr. 2. Advisory vote on the compensation of our named executive officers. 3. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2015 THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN THE SHARES REPRESENTED HEREBY WILL BE VOTED “FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: MANAGEMENT RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20933000000000000000 0 020315 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14475 PROXY CHASE CORPORATION 26 Summer Street Bridgewater, MA 02324 Telephone (508) 819-4200 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TUESDAY, FEBRUARY 3, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON TUESDAY, FEBRUARY 3, 2015 AT CHASE CORPORATION’S GLOBAL OPERATIONS CENTER, 295 UNIVERSITY AVENUE, WESTWOOD, MASSACHUSETTS 02090, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED. (Continued and to be signed on the reverse side.)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
CHASE CORPORATION 26 Summer Street Bridgewater, MA 02324 Telephone (508) 819-4200
PROXY STATEMENT December 19, 2014
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Certain Transactions
Compensation Committee Interlocks and Insider Participation
PROPOSAL 1 ELECTION OF DIRECTORS
Vote Required
Nominees
Corporate Governance
Board Leadership Structure
Board's Role in Risk Oversight
Committees of the Board of Directors
Director Nomination Process
Audit Committee Report on Financial Statements for the Year Ended August 31, 2014
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
Report of the Compensation and Management Development Committee
Executive Compensation
Compensation of Directors
PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
Principal Effects of Approval or Non-Approval of the Proposal
Vote Required
PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit and Non-Audit Fees
Vote Required and Board of Directors Recommendation
Section 16(a) Beneficial Ownership Reporting Compliance
Deadlines for Submitting Shareholder Proposals
Annual Report on Form 10-K
Householding of Annual Meeting Materials
Miscellaneous